Exhibit 99.1

FOR IMMEDIATE RELEASE

Kinetic Seas Completes Phase 1 of $4M AI Mobility Platform With Sagtec for Malaysia Premium Travel Market

Milestone validates the expanded strategic partnership with Sagtec Global Limited as Grandpride mobility system advances toward deployment across Southeast Asia

SCHAUMBURG, Illinois — March 12, 2026 — Kinetic Seas Incorporated (OTCQB: KSEZ) announced the ahead-of-schedule completion of Phase 1 of a $4.0 million AI mobility platform being developed with Sagtec Global Limited (NASDAQ: SAGT) for Grandpride Luxury Travel in Malaysia. The milestone marks the first major deployment of Kinetic Seas’ Skilliks AI planning platform in a multi-stakeholder enterprise mobility project serving Southeast Asia’s rapidly expanding digital transportation market.

Phase one included requirements discovery, system architecture design and detailed project planning for the Grandpride Luxury Travel Smart AI E-Hailing, Car Rental and Subscription System. The phase was executed using Kinetic Seas’ development team and the Skilliks platform to coordinate project inputs across Sagtec and Grandpride stakeholders.

The platform is designed to support premium ride-hailing, vehicle rental and subscription-based transportation services across major urban and tourism markets in Malaysia, targeting high-value leisure travelers and corporate clients seeking premium digital mobility experiences.

The project is being delivered under a $4.0 million software development agreement between Sagtec and Grandpride. The agreement includes approximately $1.6 million for licensing and custom software development and $2.4 million in multi-year services, including hosting, maintenance and analytics.

The milestone highlights the expanding collaboration between Kinetic Seas and Sagtec to deploy AI-driven platforms across Southeast Asia and demonstrates the role of Skilliks as a core planning and execution layer for complex enterprise AI deployments.

“With Phase one completed ahead of schedule, we are seeing our partnership with Sagtec deliver exactly what it was designed to do—transform complex AI programs involving multiple stakeholders into structured, executable delivery plans,” said Edward Honour, Chief Executive Officer and Chairman of Kinetic Seas. “Grandpride demonstrates how the Skilliks platform can help accelerate the deployment of next-generation mobility platforms in rapidly growing digital markets such as Malaysia and the broader ASEAN region.”

Malaysia and Southeast Asia continue to experience rapid adoption of AI and digital technologies, with enterprise spending on AI and analytics expected to grow at double-digit rates as businesses modernize transportation, commerce and services infrastructure.

As the Grandpride project moves into development and deployment phases, the Skilliks platform is expected to remain central to project coordination and delivery optimization. Under its strategic partnership framework with Sagtec, Kinetic Seas is entitled to 30% of revenues generated by Grandpride mobility platform deliveries, providing participation in both development revenues and ongoing service and hosting components.

Beyond the Grandpride initiative, Kinetic Seas and Sagtec are working to integrate Skilliks more broadly into Sagtec’s AI and SaaS delivery framework across mobility, retail, food and beverage and other sectors. Sagtec currently serves more than 13,000 businesses across Southeast Asia and has outlined an AI growth strategy targeting $12–15 million in AI-related revenue in FY 2026.

Kinetic Seas previously received 5.5 million shares of SAGT common stock in connection with its long-term collaboration with Sagtec, aligning both companies around Sagtec’s expanding AI and enterprise software strategy.

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About Kinetic Seas Incorporated (OTCQB: KSEZ)

Kinetic Seas Incorporated develops artificial intelligence and full-stack software solutions, led by its Skilliks AI platform and a global community of AI experts. The company focuses on building production-grade AI systems including deep learning, natural language processing and computer vision technologies for enterprise clients worldwide.

About Sagtec Global Limited (Nasdaq: SAGT)

Sagtec Global Limited (NASDAQ: SAGT) is a technology solutions provider delivering customizable software platforms, AI-enabled systems and cloud-based services to enterprise and institutional clients. Sagtec supports digital transformation across sectors including mobility, retail, food and beverage and services, and currently serves more than 13,000 businesses across Southeast Asia. For more information, please visit www.sagtec-global.com.

About Grandpride Luxury Travel Sdn. Bhd.

Grandpride Luxury Travel Sdn. Bhd. is a Malaysia-based luxury travel and mobility services provider offering premium ride-hailing, vehicle rental and subscription-based transportation solutions in key urban and tourism markets. Its services include high-end and exotic vehicles, flexible subscription plans and concierge-supported mobility experiences for individual and corporate customers.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the anticipated impact of Kinetic Seas’ partnership with Sagtec, expected revenue participation from the Grandpride contract and other AI-related projects, the growth of AI and enterprise software markets in Malaysia and Southeast Asia, and Kinetic Seas’ ability to scale its Skilliks platform and strategic partnerships. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Forward-looking statements are subject to numerous conditions, many of which are beyond the company's control, including those set forth in the Risk Factors section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on April 24, 2025, and any other SEC filings, as amended or updated from time to time. Copies of the Company's filings with the SEC are available on the SEC's website at www.sec.gov/edgar/searchedgar/companysearch. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Kinetic Seas Incorporated (OTCQB: KSEZ) trades on the OTCQB Venture Market for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find real-time quotes and market information for the company on www.otcmarkets.com.

Media Contact:

Edward Honour

CEO / Chairman of the Board

Email: Edward.Honour@KineticSeas.com

Kinetic Seas Incorporated

1501 Woodfield Rd, Suite 114E

Schaumburg, IL 60173

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